UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2021

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13948	62-1612879
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

100 North Point Center East, Suite 600
Alpharetta, Georgia		30022
(Address of principal executive offices)		(Zip Code)

1-800-514-0186

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	SWM	New York Stock Exchange

☐ Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

On January 27, 2021, Schweitzer-Mauduit International, Inc. (the “Company”), issued an announcement (the “Rule 2.7 Announcement”) pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers (the “Code”) disclosing the terms of a recommended cash offer by AMS Holdco 2 Limited (“SWM Bidco”), an indirectly wholly-owned subsidiary of the Company, to acquire the entire issued and to be issued ordinary share capital of Scapa Group plc, a company incorporated in England and Wales (“Scapa”) and listed on the AIM market of the London Stock Exchange (the “Original Offer”). Under the terms of the Original Offer, Scapa shareholders would receive £2.10 in cash for each ordinary share of Scapa. On March 8, 2021 SWM Bidco and Scapa issued an announcement (the “Announcement for the Revised Offer”) that they have reached an agreement on a revised recommended cash offer by SWM Bidco, whereby Scapa shareholders will be entitled to receive £2.15 in cash for each ordinary share of Scapa (the “Revised Offer”). The Revised Offer is intended to be effected by means of a scheme of arrangement (the “Scheme”) under Part 26 of the United Kingdom Companies Act 2006, as amended.

The Revised Offer will be subject to conditions and certain further terms, including, among others, (i) the Scheme becoming effective no later than 11:59 p.m. (London time) on July 27, 2021 or such later date as agreed by the parties (the “Long Stop Date”), (ii) the approval of the Scheme by a majority in number of Scapa shareholders present and voting (and entitled to vote), either in person or by proxy, at a general meeting of Scapa shareholders (including any adjournment, postponement or reconvention thereof) (the “General Meeting”) representing at least 75% in value of the Scapa Shares voted by such shareholders; (iii) the passing of the special resolution or resolutions to be proposed by Scapa at the General Meeting in connection with, among other things, the amendment of the articles of association of Scapa and such other matters as may be necessary to implement the Scheme; (iv) the sanction of the Scheme by the High Court of Justice in England and Wales; and (v) the receipt of certain merger control and regulatory approvals or the lapse of relevant periods or notifications thereunder. The conditions to the Revised Offer are set out in full in the Rule 2.7 Announcement. Subject to the satisfaction or waiver of all relevant conditions, it is expected that the Scheme will become effective during the second quarter of 2021.

The foregoing summary of the Revised Offer is subject to, and qualified in its entirety by, the text of the Announcement for the Revised Offer, which is attached hereto as Exhibits 2.1 and is incorporated by reference herein. Additional information regarding the Rule 2.7 Announcement, the Original Offer, related agreements and financing for the Revised Offer can be found in the Company’s Current Reports on Form 8-K dated January 27, 2021 and February 10, 2021.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

2.1	Announcement for the Revised Offer dated March 8, 2021.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

FURTHER INFORMATION

This Current Report on Form 8-K (this “Current Report”) is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Revised Offer or otherwise nor will there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable laws. The Revised Offer will be implemented solely pursuant to the terms of the Scheme Document, which will contain the full terms and conditions of the Revised Offer, including details of how to vote in respect of the Revised Offer. Any decision in respect of, or other response to, the Revised Offer should be made only on the basis of the information contained in the Scheme Document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

By:	/s/ Andrew Wamser
Andrew Wamser
Executive Vice President and
Chief Financial Officer

Dated: March 8, 2021